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                                                                    EXHIBIT 23.3



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption "Experts" and to the incorporation of our report dated September 9, 2005 for the audited balance sheets of Vestin Fund I, LLC as of June 30, 2005 and September 30, 2004, and the related statements of income, members' equity, and cash flows for the nine months ended June 30, 2005 and for each of the two years in the period ended September 30, 2004, included in the Second Amendment to the Registration Statement #333-125347.


/s/Moore Stephens Wurth Frazer and Torbet, LLP

Orange, California
December 2, 2005